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                                                                    EXHIBIT 16.1

                   Windes & McClaughry Accountancy Corporation
                       18201 Von Karman Avenue, Suite 1060
                            Irvine, California 92612


December 15, 2008


Securities and Exchange Commission
100 F. Street, NE
Washington, D.C. 20549


Re:     Strasbaugh


Ladies and Gentlemen:

We have read the statements made by Strasbaugh (the Company), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of the Company dated December 9, 2008 and expected to be filed on or about December 16, 2008.

Except as described below in our comments, we agree with the other statements concerning Windes & McClaughry Accountancy Corporation in Item 4.01 of the Form 8-K.

Part (a) - We have no basis on which to agree or disagree with the statement that the Audit Committee of the Board of Directors approved the dismissal of Windes & McClaughry Accountancy Corporation as the Company's independent registered public accounting firm.

Part (b) - We have no basis on which to agree or disagree with the statements that the Audit Committee of the Board of Directors has engaged Farber Hass Hurley LLP (FHH) and whether FHH has formally accepted Strasbaugh as a client for the fiscal 2008 audit

Part (b) - We have no basis on which to agree or disagree with statements that FHH has not consulted with the Company regarding the items in Part (b)(i) and
(ii).



Very truly yours,



/S/ WINDES &McCLAUGHRY
December 15, 2008